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                                                            EXHIBIT 11

                                             COMPUTATION OF PRIMARY EARNINGS PER SHARE


                                                                       For the three months ended          For the six months ended
                                                                               June 30,                             June 30,
                                                                       --------------------------          ------------------------
                                                                          1996            1995                1996          1995
                                                                       ----------      ----------          ----------    ----------
AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING

1  Average common shares outstanding                                   14,629,280      14,530,731          14,602,780    14,523,339

2  Net additional shares assuming stock options exercised
   and proceeds used to purchase treasury stock                           775,542         615,234             739,375       620,659
                                                                       ----------      ----------         -----------    ----------
3  Average number of common and common
   equivalent shares outstanding                                       15,404,822      15,145,965          15,342,155    15,143,998
                                                                       ----------      ----------         -----------    ----------
EARNINGS
4  Net income from continuing operations                               $3,566,000      $1,401,000          $6,719,000    $2,404,000

5  Net income from discontinued operations                              4,509,000       4,000,000           8,219,000     7,854,000
                                                                       ----------      ----------         -----------   -----------
6  Net income                                                          $8,075,000      $5,401,000         $14,938,000   $10,258,000
                                                                       ==========      ==========         ===========   ===========
PER SHARE AMOUNTS
7  Net income per share from continuing operations
   (line 4 / line 3)                                                        $0.23           $0.09               $0.44         $0.16

8  Net income per share from discontinued operations
   (line 5 / line 3)                                                         0.29            0.27                0.53          0.52
                                                                       ----------      ----------         -----------   -----------
9  Net income per share (line 6 / line 3)                                   $0.52           $0.36               $0.97         $0.68
                                                                       ==========      ==========         ===========   ===========

Note:  In all periods, earnings per share were calculated using the treasury stock method.  Fully diluted earnings per share are not presented as they are less than 3% dilutive.

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